CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of
Putnam Funds Trust:

We consent to the use of our report, dated April 17, 2013, included herein, with respect to the financial statements of Putnam Floating Rate Income Fund, a series of Putnam Funds Trust, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
June 24, 2013